Exhibit 99.1

Cell Therapeutics, Inc. Second Quarter Revenues More Than Double Over Same Period in 2002

Balance Sheet, Late-Stage Product Pipeline and Operations Strengthened by Proposed Merger with Novuspharma

July 24, 2003 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) reported financial results for the second quarter ended June 30, 2003. Total revenues for the quarter rose 115 percent to $6.1 million compared to $2.8 million in the second quarter of 2002, with net product sales for TRISENOX® (arsenic trioxide) injection increasing by more than 120 percent to $5.3 million compared to $2.4 million for the same period in 2002. License and contract revenues for the quarter ended June 30, 2003 were $848,000 compared to $452,000 for the same period in 2002.

“We are pleased to report that TRISENOX® sales growth is on target for meeting our net sales guidance of $24 million in 2003,” stated James A. Bianco, M.D., president and CEO of CTI. “TRISENOX® clinical data in MDS and multiple myeloma presented in May have been encouraging and, based on these data, we plan to explore with both the U.S. and European regulatory agencies a possible supplemental NDA filing in MDS in 2004. We believe an additional indication in MDS could have a substantial, positive impact on TRISENOX® revenues, as there are currently no approved drugs for these patients,” added Bianco.

CTI reported a net loss for the quarter of $30.8 million ($.93 per share) compared to a net loss of $26.5 million ($.77 per share) for the same period in 2002. Operating expenses for the second quarter 2003 increased to $35.4 million from $27.9 million for the second quarter of 2002. The higher operating expenses are primarily the result of increased research and development expenses associated with the ongoing XYOTAX™ phase III clinical trials. CTI ended the second quarter of 2003 with approximately $151 million in cash, cash equivalents, securities available-for-sale and interest receivable.

“We are excited about the proposed Novuspharma merger and we are focusing on a successful completion of the merger and smooth integration of the two companies,” said Bianco. “With the potential for a number of important events, including an expanded TRISENOX® label, an NDA application for XYOTAX™, and starting a pivotal trial for Pixantrone in aggressive relapsed non-Hodgkin’s lymphoma (from the proposed Novuspharma merger), the next 12 to 18 months have the potential to shape CTI into one of the leading cancer-focused companies in the biotech sector.”

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About Novuspharma S.p.A.

Based in Milan, Italy, Novuspharma S.p.A. is a biopharmaceutical company that leverages its expertise in the field of oncology to discover and develop innovative new treatments for cancer. For additional information, please visit www.novuspharma.com.

About Cell Therapeutics, Inc.

Based in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results, the proposed CTI/Novuspharma merger, and risks and uncertainties that could affect CTI’s products and products under development, including TRISENOX® and XYOTAX™. These risks include, but are not limited to, failure of either CTI or Novuspharma to received required stockholder approvals or failure to satisfy other conditions to closing the proposed merger, failure of CTI and Novuspharma businesses to successfully integrate, costs related to the proposed merger, and other economic, business competitive and/or regulatory factors affecting CTI’s and Novuspharma’s businesses in general; preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the potential failure to meet TRISENOX® revenue goals, the potential failure of TRISENOX® to continue to be safe and effective for cancer patients, the potential failure of XYOTAX™ to prove safe and effective for non-small cell lung and ovarian cancers, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX® and CTI’s products under development; and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, S-4, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION:

Cell Therapeutics, Inc. (CTI) has filed a proxy statement/prospectus and will file other documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the proxy statement/prospectus and other relevant documents filed with the SEC because they contain important information. Security holders may obtain a free copy of the proxy statement/prospects and other documents filed by CTI with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from CTI, Investor Relations: 501 Elliott Avenue West, Suite 400 Seattle, WA 98119, www.cticseattle.com.

CTI and Novuspharma S.p.A. and their respective directors and executive officers and other members of their management and their employees may be deemed to be participants in the solicitation of proxies from the shareholders of CTI and Novuspharma with respect to the transactions contemplated by the merger agreement. Information about the directors and officers of CTI is included in CTI’s Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the SEC on May 14, 2003. This document is available free of charge at the SEC’s website at http://www.sec.gov and from CTI.

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Product sales	$5,281	$2,393	$9,591	$3,914
License and contract revenue	848	452	1,419	614

Total revenues	6,129	2,845	11,010	4,528

Operating expenses:
Cost of product sold	252	120	398	225
Research and development	22,024	15,033	42,652	26,093
Selling, general and administrative	12,809	11,076	25,817	22,266
Amortization of purchased intangibles	333	1,676	667	3,351

Total operating expenses	35,418	27,905	69,534	51,935

Loss from operations	(29,289)	(25,060)	(58,524)	(47,407)
Other income (expense):
Investment income	451	1,394	1,105	3,056
Interest expense	(1,938)	(2,822)	(3,826)	(5,697)

Net loss	$(30,776)	$(26,488)	$(61,245)	$(50,048)

Basic and diluted net loss per common share	$(0.93)	$(0.77)	$(1.85)	$(1.44)

Shares used in calculation of basic and diluted net loss per common share	33,168	34,609	33,141	34,807

Balance Sheet Data:	(amounts in thousands)

	June 30, 2003	December 31, 2002
Cash, cash equivalents, securities available-for-sale and interest receivable	$150,942	$142,157
Working capital	144,249	129,849
Total assets	196,833	186,780
Convertible debt	190,099	115,100
Shareholders’ equity (deficit)	(17,278)	43,483